EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Jonathan Brust
GlowPoint, Inc.
(973) 391-2086
jbrust@glowpoint.com

GLOWPOINT PROVIDES UPDATE ON ONGOING RESTATEMENT PROCESS

HILLSIDE, N.J., September 25, 2006 - Glowpoint, Inc. (OTC: GLOW.PK), a world leading broadcast-quality IP-based video managed service provider, announced today it has decided to restate previously issued 2004 financial statements as well as previously filed 2005 quarterly reports. The Company has been diligently working to issue all outstanding financial statements and begin filing current reports on a timely basis. In connection with this effort, current management initiated further research into tax and regulatory matters. This research caused the Company to review and revise certain assumptions and determinations relating to tax and regulatory matters. As a result of management's review to date, the Company has decided to restate the applicable financial statements in order to correctly allocate the potential tax and/or regulatory liability into the proper period.

The Company believes this restatement will increase the previously reported selling, general and administration (“SG&A”) expense and increase previously reported operating losses and net losses for the indicated fiscal and quarterly periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. Barring any further delays, the company anticipates completing this process and filing the restated 2004 and 2005 financial statements in the 4th quarter of 2006.

About Glowpoint
Glowpoint, Inc. (OTC:  GLOW.PK) is a world leading broadcast-quality, IP-based video managed service provider. Glowpoint offers video conferencing, bridging, technology hosting and IP broadcasting services to enterprises, SOHOs, broadcasters, and consumers worldwide.  The Glowpoint network carries an average of more than 60,000 video calls per month worldwide.  Glowpoint is headquartered in Hillside, New Jersey.  To learn more about Glowpoint, visit us at www.Glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements.  These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.

# # #